The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.
Summary of Terms
Issuer:
JPMorgan Chase Financial Company LLC
Guarantor:
JPMorgan Chase & Co.
Minimum Denomination:
Denomination:$1,000
Index:
S&P 500 ® Index, Russell 2000 ® Index and Dow Jones Industrial Average TM
Pricing
Date: September 25, 2020
Observation
Date: September 26, 2022
Maturity Date:
September 29, 2022
Maximum Upside Return:
At least 12.00
Contingent Buffer Amount:
3 0.00%
Payment At Maturity:
If the Final Value of each Index is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$
1,000 + ($1,000 ×Least Performing Index Return), subject to the Maximum Upside Return
If (i) the Final Value of one or more Indices is greater than its Initial Value and the Final Value of the other Index or Indices is equal to its Initial Value or is less than its Initial Value by up to the
Contingent Buffer Amount or (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
1,000
+ ($1,000 ×Absolute Index Return of the Least Performing Index)
If
the Final Value of any Index is less than its Initial Value by more than the Contingent Buffer
Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows
$1,000 +
1,000 x Least Performing Index Return)
If the Final Value of any Index is less than its Initial Value by more than the Contingent Buffer
Amount, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.
CUSIP:
48132MQ79
Preliminary Pricing
Supplement:
http://sp.jpmorgan.com/document/cusip/48132MQ79/doctype/Product_Termsheet/document.pdf
For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes
, p lease see the hyperlink above.
Any
payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
* The
actual Maximum Upside Return will be provided in the pricing supplement and will not be less than 12.00%.
**Reflects Maximum Upside Return equal to the minimum Maximum Upside Return set forth herein, for illustrative purposes.
The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturit
y p er
$1,000 principal amount note to $
The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would b
e a ssociated
with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would l ike ly be lower
Hypothetical Total Returns**
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Least Performing
Index Return
Least Performing
Index Absolute Index
Return
Total Return on the
Notes
80.00%
N/A
12.00%
65.00%
N/A
12.00%
40.00%
N/A
12.00%
30.00%
N/A
12.00%
20.00%
N/A
12.00%
12.00%
N/A
12.00%
10.00%
N/A
10.00%
5.00%
N/A
5.00%
0.00%
0.00%
0.00%
-
5.00% 5.00%
5.00%
-
10.00% 10.00
10.00
-
30.00% 30.00%
30.00%
-
30.01% N/A
-
30.01%
-
40.00% N/A
-
40.00%
-
80.00 N/A
-
80.00
-
100.00% N/A
-
100.00%
2yr
Capped Dual Directional Contingent Buffered Equity Notes linked to Least Performing of SPX/ RTY INDU
North America Structured Investments

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Selected Risks
•
Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.
•
Your maximum gain on the notes is limited to the Maximum Upside Return if the Least
Performing Index Return is positive.
•
Your maximum gain on the notes is limited by the Contingent Buffer Amount if the Least
Performing Index Return is negative.
•
Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial
Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of
JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co
•
You are exposed to the risk of decline in the level of each Index.
•
Your payment at maturity will be determined by the Least Performing Index.
•
The benefit provided by the Contingent Buffer Amount may terminate on the Observation
Date
•
No interest payments, dividend payments or voting rights.
•
JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ®
I ndex and the D ow J ones Industrial Average TM
•
The notes are subject to the risks associated with small capitalization stocks.
•
As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.
Selected Risks (continued)
•
The estimated value of the notes will be lower than the original issue price (price to public) of the notes.
•
The estimated value of the notes is determined by reference to an internal funding rate.
•
The estimated value of the notes does not represent future values and may differ from others’ estimates.
•
The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.
•
Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
•
Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline.
•
The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes .
Additional Information
SEC Legend:
JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offeri ngs to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC we b site at
www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the pr ospectus and each prospectus supplement, underlying supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll free 1 866 535 9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o
f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S.
tax related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters.
This material is not a product of J.P. Morgan Research Departments.
Free Writing Prospectus Filed Pursuant to Rule 433,
Registration Statement Nos. 333 236659 and 333 236659 01
2yr
Capped Dual Directional Contingent Buffered Equity Notes linked to Least Performing of SPX/ RTY INDU
North America Structured Investments
The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk
Considerations” in the applicable preliminary pricing supplement for additional information.